Exhibit 99.1

FAR PEAK ACQUISITION CORPORATION

BALANCE SHEET

	December 7, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets
Current assets:
Cash	$2,089,012	$—		$2,089,012
Prepaid expenses	919,555	—		919,555

Total current assets	3,008,567	—		3,008,567
Cash held in Trust Account	550,000,000	50,000,000	(a)	600,000,000

Total Assets	$553,008,567	$50,000,000		$603,008,567

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$135,029	$—		$135,029
Accounts payable	296,335	—		296,335

Total current liabilities	431,364	—		431,364
Deferred legal fees	400,000	—		400,000
Deferred underwriting commissions	15,437,500	—		15,437,500

Total liabilities	16,268,864	—		16,268,864
Commitments and Contingencies
Class A ordinary shares; 53,173,970 and 58,173,970 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	531,739,700	50,000,000	(b)	581,739,700
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—		—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,826,030 and 1,826,030 shares issued and outstanding (excluding 53,173,970 and 58,173,970 shares subject to possible redemption), actual and as adjusted, respectively	183	500	(a)	183
		(500)	(b)
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,750,000 shares issued and outstanding	975	—		975
Additional paid-in capital	5,077,737	49,999,500	(a)	5,077,737
		(49,999,500)	(b)
Accumulated deficit	(78,892)	—		(78,892)

Total shareholders’ equity	5,000,003	—		5,000,003

Total Liabilities and Shareholders’ Equity	$553,008,567	$50,000,000		$603,008,567

The accompanying notes are an integral part of these financial statements.

NOTE 1- CLOSING OF OVER-ALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Far Peak Acquisition Corporation (the “Company”) as of December 7, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on December 21, 2020 as described below.

On December 7, 2020, the Company consummated its initial public offering (the “IPO”) of 55,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $ 550.0 million. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 8,250,000 additional Units to cover over-allotments, if any. The Underwriters partially exercised the over-allotment option and on December 21, 2020 purchased an additional 5,000,000 Units (the “Over-Allotment Units”), generating gross proceeds of $50.0 million (the “Over-Allotment”).

Upon the closing of the Over-Allotment, $50.0 million ($10.00 per Unit) of the proceeds of the sale of the Over-Allotment Units were placed in a trust account (“Trust Account”).

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Trust Account	$50,000,000
	Class A ordinary shares		$500
	Additional paid-in capital		$49,999,500
	To record sale of 5,000,000 Overallotment Units at $10.00 per Unit
(b)	Class A ordinary shares	$500
	Additional paid-in capital	$49,999,500
	Class A ordinary shares subject to possible redemption		$50,000,000
	To reclassify Class A ordinary shares out of permanent equity into mezzanine redeemable stock